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                                                                     EXHIBIT 3.4




              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                            (After Issuance of Stock)

                            MGC COMMUNICATIONS, INC.



     We the undersigned Rolla P. Huff, President and Chief Executive Officer, and Russell Zuckerman, Secretary, of MGC Communications, Inc. (the "Corporation") do hereby certify:

     That the Board of Directors of the Corporation on May 12, 2000 duly adopted a resolution to amend the Articles of Incorporation as follows:

     Section 4.01 is hereby amended to increase the number of authorized shares of capital stock of the Corporation from 110,000,000 shares to 250,000,000 shares and to correspondingly increase the number of authorized shares of Common Stock of the Corporation from 60,000,000 shares to 200,000,000 shares. The Preferred Stock of the Corporation is unaffected by such amendment. As a result, the first paragraph and the immediately following clause (i) of Section 4.01 is hereby amended in their entirety to read as follows:

     "The authorized capital stock of the Corporation shall consist of not more than 250,000,000 shares of stock which are divided into classes and which have such designations, preferences, limitations and relative rights as follows:

          (i) 200,000,000 shares of common stock with a par value of $.001 per share, designated as "Common Stock.""

     The rest of Section 4.01 shall remain unchanged.


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     The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 36,745,019, that the said changes and amendment have been consent to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

                                        MGC COMMUNICATIONS, INC.



                                       By: /s/ Rolla P. Huff
                                           --------------------------------
                                           Rolla P. Huff
                                           President and Chief Executive Officer


                                   Attest: /s/ Russell Zuckerman
                                           -------------------------------
                                           Russell Zuckerman, Secretary


State of New York          )
                           ) ss.
County of Monroe           )




     On July 12, 2000, personally appeared before me, a Notary Public, Rolla P. Huff and Russell Zuckerman who acknowledged that they executed the above instrument.



                                            /s/ Mary E. Rossi
                                      --------------------------------
                                                Notary Public